Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Yellow Roadway Corporation and in the related prospectus for the registration of $150,000,000 of Senior Floating Rate Notes due 2008 of our reports dated January 22, 2004 with respect to the consolidated financial statements of Roadway Corporation included as Exhibit 99.2, the consolidated financial statements of Roadway Express, Inc. included as Exhibit 99.4, and the consolidated financial statements of Roadway Next Day Corporation included as Exhibit 99.6 in Yellow Roadway Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Akron, Ohio

June 20, 2005